COMPREHENSIVE AGENCY AGREEMENT

by and between

A JOINT VENTURE COMPRISED OF KRC CAPITAL SERVICES, LLC, GORDON BROTHERS GROUP, LLC, THE NASSI GROUP, LLC, SB CAPITAL GROUP, LLC AND DJM REALTY SERVICES, LLC

as Agent

and

THE PENN TRAFFIC COMPANY AND ITS DEBTOR AFFILIATES

as Merchant

Dated as of December 4, 2009

TABLE OF CONTENTS

Section 1.	Defined Terms	1

Section 2.	Appointment of Agent	5

Section 3.	Assets to be Sold by Agent	5
3.1	Assets	5
3.2	Excluded Assets	6
3.3	Certain Definitions	6

Section 4.	Consideration to Merchant and Agent	7
4.1	Payments to Merchant	7
4.2	Consideration to Merchant	8
4.3	Consideration to Agent	8
4.4	Method and Timing of Payment	9
4.5	Security	9
4.6	Replenishment Goods	10

Section 5.	Sale and Assignment of Properties	10
5.1	Owned Properties	10
5.2	Leased Properties	11
5.3	Covenants of Merchant Regarding Sale of Properties	12

Section 6.	Deliveries	13

Section 7.	Expenses of the Store Closing Sale	13
7.1	Expenses	13
7.2	Other Expenses of the Comprehensive Sale	16
7.3	Payment of Expenses	16

Section 8.	Expenses with Respect to Properties	16
8.1	Marketing Period Costs - Owned Properties	16
8.2	Marketing Period Costs - Leased Properties	17
8.3	Limitation on Marketing Period Costs	17

Section 9.	Inventory Valuation	18
9.1	Gross Rings	18
9.2	Valuation	18

Section 10.	Store Closing Sale Term; Marketing Period for Properties	18
10.1	Term	18
10.2	Vacating the Stores	18
10.3	Marketing Period	18

Section 11.	Conduct of the Store Closing Sale	19
11.1	Rights of Agent	19

i

11.2	Terms of Sales to Customers	20
11.3	Deposit of Store Closing Sale Proceeds	20
11.4	Sales Taxes	20
11.5	Supplies	20
11.6	Returns of Merchandise	21
11.7	Gift Certificates	21
11.8	Manufacturers’ Coupons	21

Section 12.	Comprehensive Sale Reconciliation	21

Section 13.	Employee Matters	21
13.1	Merchant’s Employees	21
13.2	Termination of Employees	22
13.3	Payroll Matters	22
13.4	Employee Retention Bonuses	22

Section 14.	Representations, Warranties, Covenants and Agreements	22
14.1	Representations, Warranties, Covenants and Agreements of Merchant	22
14.2	Representations, Warranties and Covenants of Agent	28

Section 15.	Conditions Precedent to Effectiveness	28
15.1	Conditions Precedent to Obligations of Both Merchant and Agent	28
15.2	Additional Conditions Precedent to Obligations of Agent	29

Section 16.	Insurance; Risk of Loss	31
16.1	Merchant’s Liability Insurance	31
16.2	Merchant’s Casualty Insurance	31
16.3	Agent’s Insurance	31
16.4	Worker’s Compensation Insurance	32
16.5	Risk of Loss	32
16.6	Force Majeure	32
16.7	Non-Assumption of Liability	33

Section 17.	Indemnification	33
17.1	Merchant Indemnification	33
17.2	Agent Indemnification	33

Section 18.	Events of Default and Remedies	34
18.1	Events of Default	34
18.2	Remedies	34

Section 19.	Break-Up Fee/Expense Reimbursement	34

Section 20.	Miscellaneous	35
20.1	Notices	35
20.2	Governing Law; Consent to Jurisdiction	36
20.3	Entire Agreement	36

20.4	Amendments and Waivers	37
20.5	Setoff	37
20.6	No Waiver	37
20.7	Successors and Assigns	37
20.8	Execution in Counterparts; Facsimile Signatures	37
20.9	Section Headings	37
20.10	Survival	37
20.11	No Third Party Beneficiaries	37
20.12	Further Assurances; Power of Attorney	37
20.13	Security Interest	38

LIST OF EXHIBITS

EXHIBIT 4.1(c)(i)	Merchandise Threshold Adjustment Schedule

EXHIBIT 4.1(c)(ii)	Pharmacy Products Adjustment Schedule

EXHIBIT 4.1(c)(iii)	Patient Prescriptions Adjustment Schedule

EXHIBIT 4.5	Letter of Credit

EXHIBIT 7.1(a)(ix)	Per Store Per Diem Occupancy Expense Schedule

EXHIBIT 7.1(l)	Per Distribution Center Per Diem Occupancy Expense Schedule

EXHIBIT 8.2	Marketing Period Occupancy Expense Schedule

EXHIBIT 8.3	Repairs Required to be Made Under Leases

EXHIBIT 13.3	Payroll Matters

EXHIBIT 14.1(d)	Promotions and Sales

EXHIBIT 14.1(f)	Cost Factor Threshold Adjustment Schedule

EXHIBIT 14.1(g)	Store Goods

EXHIBIT 14.1(l)	Historic Sales

EXHIBIT 14.1(n)(i)	Lease Defaults

EXHIBIT 14.1(n)(ii)	Items Not In Working Order

EXHIBIT 14.1(r)	Unpaid Advertising Liabilities

EXHIBIT 14.1(t)(ii)	Condemnation Proceedings

EXHIBIT 14.1(t)(iii)	Lease Terms, Breach, Default

EXHIBIT 14.1(u)	Repair and Maintenance of Owned Properties

EXHIBIT 14.1(v)	Repair and Maintenance of Leased Properties

EXHIBIT 15.1	Order

COMPREHENSIVE AGENCY AGREEMENT

This Comprehensive Agency Agreement (this “Agreement”) is made and entered into as of this 3rd day of December 2009, by and between a joint venture comprised of KROC Capital Services, LLC, Gordon Brothers Group, LLC, The Nassi Group, LLC, SB Capital Group, LLC and DJM Realty Services, LLC, as agent (the “Agent”), on the one hand, and The Penn Traffic Company, a Delaware corporation, its debtor affiliates, and their respective chapter 11 estates (jointly and severally, the “Merchant”), on the other hand.

RECITALS

WHEREAS, Merchant is a specialty retailer operating supermarkets located throughout the northeastern United States;

WHEREAS, on November 18, 2009 (the “Filing Date”), Merchant filed voluntary petitions (collectively, the “Petition”) for relief under chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) where the Merchant’s case (the “Case”) is currently pending; and

WHEREAS, Agent desires to act as the exclusive agent to Merchant in connection with the sale or other disposition of the Assets and Merchant desires that Agent act as Merchant’s exclusive agent in connection with the sale or other disposition of the Assets and other matters as specified herein (as further described below, the “Comprehensive Sale”), including, without limitation, the conduct of a going-out-of-business, store closing, or similar such sale (as further described below, the “Store Closing Sale”);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1.              Defined Terms.  Each of the terms set forth below is defined in the referenced section of this Agreement set forth opposite such term below.

Defined Term	Section Reference

Adjustment Amount	4.4(d)

Agent	Preamble

Agent Claim	16.5

Agent’s Fee	4.1(b)

Agent Indemnified Parties	17.1

Agreement	Preamble

Alternative Transaction	19(a)

Assets	3.1

Bakery/Deli Materials	3.3

Defined Term	Section Reference

Bankruptcy Code	Recitals

Bankruptcy Court	Recitals

Beneficiaries	4.5

Benefits Cap	7.1(a)

Bid Procedures Order	15.1(b)

Break-Up Fee	19(a)

Case	Recitals

Central Services Expenses	7.1

Closing Date	15.1(d)

Comprehensive Agency Documents	14.1(c)

Comprehensive Sale	Recitals

Comprehensive Sale Proceeds	3.3

Cost Factor	14.1(f)

Cost Factor Threshold	14.1(f)

Cure Amounts	5.2(e)

Customer Information	10.1

Distribution Centers	3.1(d)

Dropout Date	5.2(g)

Dropout Notice	5.2(g)

Environmental Laws	14.1(x)

Events of Default	18.1

Excluded Assets	3.2

Excluded Benefits	7.1

Excluded Stores	3.3

Exercising Party	20.5

Expense Reimbursement	19(a)

Expenses	7.1

FF&E	3.1(d)

Filing Date	Recitals

Final Reconciliation	12

GECC	4.5

Defined Term	Section Reference

Gift Cards	11.7

Gross Rings	9.1(i)

Guaranteed Amount	4.1(a)

Hazardous Materials	14.1(x)

Initial Payment	4.4(a)

Kimco	15.2(g)

Lease Assumption Notice	5.2(b)

Leased Property Designee	5.2(b)

Leased Property Termination Date	10.3(c)

Leases	3.1(e)

Letter of Credit	4.5

Manufacturers’ Coupons	11.8

Marketing Period	10.3(a)

Merchandise	3.3

Merchandise Threshold	4.1(c)

Merchant	Preamble

Motion	15.1(a)

Occupancy Expenses	7.1

Order	15.1(c)

Other Pharmacy Assets	3.3

Owned Property	3.1(f)

Owned Property Designee	5.1(b)

Owned Property Marketing Period
Expiration Transfer Notice	5.1(d)

Owned Property Sale Notice	5.1(b)

Owned Property Termination Date	10.3(b)

Patient Prescriptions	4.1(c)

Patient Prescriptions Threshold	4.1(c)

Petition	Recitals

Pharmacy Products	3.3

Pharmacy Products Threshold	4.1(c)

Properties	3.1(f)

Defined Term	Section Reference

Property Sale Agreement	5.3(a)

Records	3.3

Recovery Amount	4.1(b)

Replenishment Goods	4.7

Retail Value	14.1(f)

Retained Employee	13.1

Retention Bonuses	13.4

Returned Merchandise	11.6

Revocation Notice	8.2(d)

Sale Commencement Date	10.1

Sale Term	10.1

Sale Termination Date	10.1

Sales Taxes	11.4

Setoff Party	20.5

Sharing Threshold	4.1(b)

Spoiled/Unsaleable Merchandise	3.3

Stores	3.3

Store Closing Sale	Recitals

Store Closing Sale Reconciliation	12

Store Closing Sale Reconciliation

Payment	4.4(b)

Stores	3.3

Supplies	11.5

Vacate Notice	10.1

WARN Act	13.1

Section 2.             Appointment of Agent.  Merchant hereby unconditionally and irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Comprehensive Sale in accordance with the terms and conditions of this Agreement and exercising Agent’s other rights, duties and obligations under the Agreement.

Section 3.             Assets to be Sold by Agent.

3.1           Assets.  The assets to be sold or otherwise disposed of at the direction of Agent (collectively, the “Assets”) shall consist of any and all of Merchant’s assets and properties, wherever located, in whatever form, other than the Excluded Assets, all of which Assets shall be sold, transferred and conveyed at the time the Agent so directs to third parties or Agent’s designee (including, without limitation, Agent or any member of Agent) free and clear of any and all liens, claims, security interests and/or other encumbrances of any kind or nature whatsoever in accordance with the terms and conditions of this Agreement and the Order.  Without limiting the foregoing, the Assets shall include all of the Merchant’s right, title and interest in and to the following:

(a)           All Merchandise (as hereinafter defined);

(b)           All Pharmacy Products (as hereinafter defined) and Other Pharmacy Assets (as hereinafter defined);

(c)           All signage, Supplies (as hereinafter defined), parts and machinery located at any of the Stores and the Merchant’s headquarters office;

(d)           All furniture, removable fixtures and equipment located at the Stores (as hereinafter defined) (excepting the Excluded Stores (as hereinafter defined)) and all of the Company’s distribution centers (the “Distribution Centers”) (the “FF&E”);

(e)           The leases for all of the Stores (other than the Excluded Stores) and Distribution Centers (together with all amendments, supplements, assignments, and renewals or extensions thereof, collectively the “Leases”), including, without limitation, any deposits or other security given or made in respect of the Leases, which shall be assumed and assigned or rejected at the direction of the Agent pursuant to section 365 of the Bankruptcy Code in accordance with Section 5.2 hereof;

(f)           Any real property constituting Stores (including all buildings, improvements and fixtures and betterments affixed to and which are part of the realty) owned by the Merchant (other than the Excluded Stores) (the “Owned Property” and, together with the Leases, the “Properties”);

(g)           All other personal property wherever located;

(h)           All guarantees, warranties, licenses, including, without limitation, liquor licenses and other governmental permits, approvals and permissions;

(i)           All contracts that are to be assumed by Merchant and assigned at the direction of the Agent pursuant to applicable law; and

(j)           All deposits in respect of any and all Leases that the Agent directs the Merchant to assume and assign.

3.2           Excluded Assets.  Notwithstanding anything to the contrary set forth in Section 3.1 hereof or elsewhere in this Agreement, the Assets shall not include any of the “Excluded Assets” set forth below and Agent shall have no rights to sell or otherwise dispose of the Excluded Assets:

(a)           All cash and cash equivalents held by Merchant;

(b)           All accounts receivable (inclusive of tax refunds) owing to the Merchant;

(c)           All causes of action owing to the Merchant;

(d)           FF&E located at the Excluded Stores;

(e)           Leases for any Excluded Stores;

(f)           Any real property constituting Excluded Stores or Distribution Centers;

(g)           All intellectual property, including, without limitation, trademarks, tradenames, trade secrets, patents, licenses and any other intellectual property

(h)           All information technology located in the Distribution Centers; and

(i)           All prepaid expenses, deposits (excepting deposits in respect of any and all Leases that the Agent directs the Merchant to assume and assign), credits, rebates, notes, utility deposits, amounts due from suppliers and vendors and insurance refunds relating to the Stores, Leases, Owned Property or otherwise.

3.3           Certain Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Bakery/Deli Materials” means all materials and ingredients used in the bakery, deli, ready-to-serve foods, or other such Store departments not usually sold to the public by themselves and that are generally converted or processed into the finished product.

“Comprehensive Sale Proceeds” means the aggregate of (a) the total amount (in dollars) of all sales, collections, liquidations, designations, licensing, transfers, assignments, dispositions and/or other monetizations of or on account of Assets, exclusive of Sales Taxes, including, without limitation, all proceeds realized from the Store Closing Sales, any deposits received from landlords of assumed and assigned Leases, any deposits received from prospective purchasers that fail to close purchases of Leases or Owned Properties, and any and all gross proceeds realized in respect of any Leases, Owned Properties or other Assets sold or otherwise disposed of pursuant hereto; (b) all proceeds of Merchant’s insurance for loss or damage to the Assets or loss of cash arising from events occurring after the date the Order is entered; and (c) all interest actually earned on such amounts.

“Excluded Stores” means the four Stores numbered:  13060, 13090, 13125 and 13188.

“Merchandise” means (i) all finished goods inventory that is owned by Merchant located in the Stores on the Sale Commencement Date (as hereinafter defined) (or to be shipped from the Distribution Centers to the Stores according to a schedule approved by the Agent), other than Pharmacy Products and Other Pharmacy Assets, but including, but not limited to, cigarettes and liquor, provided that the Agent complies with all applicable laws.  Notwithstanding the foregoing, “Merchandise” shall not include:  (1) goods which belong to sublessees, licensees or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment or as bailee; (3) Bakery/Deli Materials; (4) Spoiled/Unsaleable Merchandise; (5) goods or operations relating to ATM machines, “Coin Star” machines, bottle returns and “bale” salvage at the Stores; provided however, Merchant shall have the right (but not the obligation) to continue such operations at the Stores and retain all proceeds relating to such operations; provided further however, all direct costs and expenses associated or incurred in connection with such operations at the Stores, shall be at Merchant’s sole expense; and (6) FF&E and improvements to real property which are located at the Stores.

“Other Pharmacy Assets” means all prescription files and records, customer lists and patient profiles relating to the pharmacies owned or operated by the Merchant, including any such files or records (collectively, the “Records”) maintained by computer currently located at the pharmacies or any Records added prior to the Closing Date (as hereinafter defined).

“Pharmacy Products” means the entire inventory of drug products located in the pharmacies owned or operated by the Merchant, including full and partial containers and controlled substances, as well as insulin, syringes and over-the-counter items.

“Spoiled/Unsaleable Merchandise” means spoiled perishables and produce inventory, such as opened boxes, bottles or cans, near-dated or expired or out-of-date goods, or near-dated or out-of-date groceries, meat, eggs, milk, yogurt, bread, baked goods, deli, ready-to-serve foods, defrosted frozen goods, and produce that would not be bought by a customer in the ordinary course or any other Merchandise that is defective, damaged or otherwise not saleable in the ordinary course.

“Stores” means all stores of the Debtor, whether owned or leased, but excluding any Distribution Centers.

Section 4.             Consideration to Merchant and Agent.

4.1           Payments to Merchant.

(a)           Subject to any adjustment set forth herein, as a guaranty of Agent’s performance hereunder, Agent guarantees that Merchant shall receive aggregate cash consideration of Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000) (the “Guaranteed Amount”).

(b)           To the extent that the Comprehensive Sale Proceeds exceed the sum of (x) the Guaranteed Amount, (y) the aggregate amount of the Expenses and (z) Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Agent’s Fee”) (the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Comprehensive Sale Proceeds above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent.  All amounts, if any, to be received by Merchant from Comprehensive Sale Proceeds in excess of the Sharing Threshold shall be referred to as the “Recovery Amount”.  Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 4.4 below.  To the extent that Merchant is entitled to receive a Recovery Amount from the Comprehensive Sale Proceeds, Agent shall pay such Recovery Amount as part of the Final Reconciliation under Section 12, as soon as commercially reasonable thereafter.

(c)           The Guaranteed Amount has been fixed based upon (i) the aggregate Cost Value of the Merchandise as of the Sale Commencement Date (as hereinafter defined) being at least equal to Forty Million Five Hundred Thousand Dollars ($40,500,000) (the “Merchandise Threshold”), (ii) the aggregate Cost Value of the Pharmacy Products as of the Closing Date being at least equal to Four Million Dollars ($4,000,000) (the “Pharmacy Products Threshold”) and (iii) the number of individual patient prescriptions on record (the “Patient Prescriptions”) that are included in the Other Pharmacy Assets as of the Closing Date being at least six hundred thousand (600,000) (the “Patient Prescriptions Threshold”).  To the extent that (i) the aggregate Cost Value of the Merchandise included in the Store Closing Sale is less than or greater than the Merchandise Threshold, the Guaranteed Amount shall be adjusted downward or upward in accordance with Exhibit 4.1(c)(i) annexed hereto (in addition to any adjustment applicable pursuant to Exhibit 4.1(c)(ii), Exhibit 4.1(c)(iii) or Exhibit 14.1(f) hereof, as and where applicable); (ii) the aggregate Cost Value of the Pharmacy Products as of the Closing Date is less than or greater than the Pharmacy Products Threshold, the Guaranteed Amount shall be adjusted downward or upward in accordance with Exhibit 4.1(c)(ii) annexed hereto (in addition to any adjustment applicable pursuant to Exhibit 4.1(c)(i), Exhibit 4.1(c)(iii) or Exhibit 14.1(f) hereof, as and where applicable); and (iii) the number of Patient Prescriptions as of the Closing Date is less than or greater than the Patient Prescriptions Threshold, the Guaranteed Amount shall be adjusted downward or upward in accordance with Exhibit 4.1(c)(iii) annexed hereto (in addition to any adjustment applicable pursuant to Exhibit 4.1(c)(i), Exhibit 4.1(c)(ii) or Exhibit 14.1(f) hereof, as and where applicable).

4.2           Consideration to Merchant.  Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 4.4 below.

4.3           Consideration to Agent.  Agent shall receive, as its compensation for services rendered to Merchant, the Agent’s Fee, plus all remaining Comprehensive Sale Proceeds, including, without limitation, all proceeds realized upon the sale or other disposition of the Merchandise, Pharmacy Products, Other Pharmacy Assets and FF&E and any payments made (other than payments by the Merchant) on account of any assumption, assignment, disposition, transfer, sale or termination of the Leases, Owned Property and/or other Assets, after payment of the Guaranteed Amount, the Expenses and the Recovery Amount, if any.  The Agent shall take good, marketable and insurable title, free and clear of any and all liens, claims, security interests and/or other encumbrances of any kind or nature whatsoever to (a) any unsold Merchandise, Pharmacy Products and Other Pharmacy Assets and subject to the Agent’s right to leave behind, FF&E, upon the expiry of the Sale Term (as hereinafter defined) and (b) Owned Property and any other Assets, if the Agent so elects, on the date that is 180 days after the Sale Termination Date (as hereinafter defined) (or such earlier date as the Agent determines in its sole and absolute discretion).

4.4           Method and Timing of Payment.

(a)           Within two (2) business days of entry of the Order, the Agent shall remit a cash payment of Twenty-Nine Million Two Hundred Thousand Dollars ($29,200,000) (the “Initial Payment”) to the Merchant.

(b)           Within two (2) business days of the completion of the Store Closing Sale Reconciliation, Agent shall, subject to any downward or upward adjustments set forth herein, make an additional payment to Merchant of Five Million Two Hundred Thousand Dollars ($5,200,000) of the unpaid portion of the Guaranteed Amount (the “Store Closing Sale Reconciliation Payment”).  Within two (2) business days of the completion of the Final Reconciliation, Agent shall, subject to any downward or upward adjustments set forth herein, make an additional payment to Merchant of the final Two Million One Hundred Thousand Dollars ($2,100,000) of the unpaid portion of the Guaranteed Amount.

(c)           To the extent that Merchant is entitled to receive a Recovery Amount from Comprehensive Sale Proceeds, Agent shall pay such Recovery Amount to Merchant as part of the Final Reconciliation, as soon as commercially reasonable thereafter.

(d)           In the event that either the Store Closing Sale Reconciliation or Final Reconciliation, as the case may be, indicates that the sum of (x) the Initial Payment and (y) the Store Closing Sale Reconciliation Payment, if any, exceeded the amount that Merchant was entitled to receive hereunder on account of the Guaranteed Amount (after taking into account any claims that Agent may have against Merchant hereunder), as a result of adjustments to the Guaranteed Amount provided for herein, including breaches of the Merchandise Threshold and Cost Factor Threshold or other breaches of representations, warranties, covenants or obligations of Merchant hereunder, the Merchant shall pay to the Agent the amount (the “Adjustment Amount”) by which the sum of (x) the Initial Payment and (y) the Store Closing Sale Reconciliation Payment, if any, exceeds the Guaranteed Amount, as adjusted, within two (2) business days after the Store Closing Sale Reconciliation  or Final Reconciliation, as the case may be, has been issued.  Any amounts paid in respect of the Adjustment Amount on the Store Closing Sale Reconciliation shall be deducted from the Final Adjustment Amount so that no payment made by the Merchant on account of the Adjustment Amount is duplicative.

4.5           Security.  To guaranty its obligations to pay the Guaranteed Amount to the Merchant hereunder, the Agent shall deliver to Merchant an irrevocable standby letter of credit, the terms of which are reasonably acceptable to Merchant, in the original face amount of Seven Million Three Hundred Thousand Dollars ($7,300,000) naming Merchant and General Electric Capital Corporation (“GECC”) as co-beneficiaries (the “Beneficiaries”), substantially in the form of Exhibit 4.5 attached hereto (the “Letter of Credit”).  The Letter of Credit shall be delivered no later than two (2) business days following the entry of the Order and shall have an expiration date of no earlier than thirty (30) days subsequent to the termination of the Marketing Period.  To  the extent that the Agent pays to Merchant any amounts pursuant to Section 4.4(b), the Letter of Credit immediately shall be reduced by an amount equal to such payment (and Merchant and GECC shall execute any document, instrument or other agreement necessary to reflect such reduction).  In the event that Agent, after receipt of five (5) business days’ notice (which notice shall not be require if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to make any payment due under Section 4.4(b) when due, the Beneficiaries collectively may draw on the Letter of Credit in an amount equal to the unpaid, past due amount that is not the subject of a reasonable dispute.

4.6           Replenishment Goods.  Merchant shall cooperate with and assist Agent in procuring Replenishment Goods throughout the Sale Term.  The cost of purchasing such Replenishment Goods shall be an “Expense” and the proceeds of the sale of such Replenishment Goods shall constitute Comprehensive Sale Proceeds.  For purposes of this Agreement, “Replenishment Goods” means, certain inventory (i) replenished in the ordinary course (e.g. perishables) including, without limitation, meat, eggs, milk, yogurt, bread, baked goods, deli, ready-to-serve foods, and produce, and DSD (direct store delivery goods); and (ii) other items of inventory (e.g., private label goods, bailment goods).

Section 5.             Sale and Assignment of Properties.  Agent shall have the exclusive right, in the exercise of its sole and absolute discretion, to market and attempt to sell all of Merchant’s right, title and interest in and to one or more of the Properties.

5.1           Owned Properties.

(a)           During the Marketing Period for each Owned Property, Agent may market and attempt to sell the Owned Property in whole or in part.  During the Marketing Period for each Owned Property, Merchant may take such actions as shall be necessary to implement any sale of the Owned Property or portion thereof that the Agent, in its sole and absolute discretion, determines to pursue.

(b)           At any time prior to expiration of the Marketing Period for Owned Properties, Agent shall have the right, which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant (each such notice, an “Owned Property Sale Notice”) of Agent’s election to require Merchant to convey Merchant’s right, title and interest in and to one or more Owned Properties or part thereof to any such party (including, without limitation, Agent or any member of Agent) as Agent shall designate (each, an “Owned Property Designee”).

(c)           Within five (5) business days following the date upon which Agent delivers to Merchant an Owned Property Sale Notice, or on such longer term as Agent may designate in its sole and absolute discretion, Merchant shall take all requisite actions and direct its professionals to take all requisite actions (including, without limitation, actions required to obtain approval under section 363 of the Bankruptcy Code) to convey all of Merchant’s right, title and interest in and to such Owned Property to such Owned Property Designee.

(d)           Upon the expiration of the Marketing Period for  Owned Properties, Merchant shall notify Agent that the Marketing Period for Owned Properties has expired and  shall, if Agent so elects in a notice (an “Owned Property Marketing Period Expiration Transfer Notice”), promptly (and, in any event within five (5) business days) convey Merchant’s right, title and interest in and to any Owned Properties that Agent so elects to take in the Owned Property Marketing Period Expiration Transfer Notice to Agent or its designee.

5.2           Leased Properties.

(a)           During the Marketing Period for each Leased Property, Agent may market and attempt to assign the Leases.

(b)           Subject to the limitations set forth in Section 10.3(c) hereof, at any time prior to the expiration of the Marketing Period for Leased Properties, Agent shall have the right, which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant (each such notice, a “Lease Assumption Notice”) of Agent’s election to require Merchant, under section 365 of the Bankruptcy Code, to assume and assign to a third party (including, without limitation, Agent or any member of Agent) designated by the Agent (each a “Leased Property Designee”) any or all of the Leases at no additional cost or expense to the Agent (excepting Cure Amounts solely related to Agent’s failure to pay rent and other occupancy expenses for periods occurring after the Closing Date (as hereinafter defined)).

(c)           Within five (5) business days following the date upon which Agent delivers a Lease Assumption Notice to Merchant, or on such longer term as Agent may designate in its sole and absolute discretion, Merchant shall take all requisite actions and direct its professionals to take all requisite actions (including, without limitation, actions required to obtain approval under section 365 of the Bankruptcy Code) to assume and assign to a Leased Property Designee the Lease(s) designated by Agent.

(d)           Without limiting the generality of the foregoing, upon receipt of a Lease Assumption Notice, Merchant shall use its reasonable best efforts to obtain the entry of an order of the Bankruptcy Court approving the assumption of the Lease or Leases identified in such Lease Assumption Notice and the assignment of such Lease or Leases to such Leased Property Designee.

(e)           In the event Agent elects to require Merchant to assume and assign any Lease, Merchant shall pay any and all cure amounts (“Cure Amounts”) with respect to such Lease arising under section 365(b)(1) of the Bankruptcy Code (excepting cure costs solely related to Agent’s failure to pay rent and other occupancy expenses for periods occurring after the Closing Date).  Any claim Agent has against Merchant resulting from Merchant’s failure to pay Cure Amounts shall constitute an administrative expense claim with superpriority status pursuant to section 364(c) of the Bankruptcy Code and shall rank senior in priority to all secured indebtedness and other expenses of administration, and shall be secured by the Guaranteed Amount paid by the Agent.

(f)           Notwithstanding anything contained herein to the contrary, Merchant covenants and agrees to pay to the lessors under the Store Lease(s) when due all amounts payable under the Lease(s), including, without limitation, base rent, taxes and percentage rent,  from the Closing Date through the Leased Property Termination Date, which amounts to the extent that they are an “Expense” hereunder shall be reimbursed by Agent; provided that if the Leased Property Termination Date for a Store is (i) a day that is in the first fifteen (15) days of any calendar month, the pro rata payment of the monthly rent through the fifteenth (15th) day of such month shall be an “Expense”; (ii) a day that is after the first fifteen (15) days of a calendar month, any pro rata payment of the monthly rent through such date only shall be an “Expense.”  For the avoidance of doubt, Merchant’s sole obligation in respect of the Distribution Centers shall be to pay per diem Distribution Center Occupancy Expenses set forth on Exhibit 7.1(l) in an aggregate amount not to exceed $800,000

(g)           At any time prior to the expiration of the Marketing Period for any Leased Property, Agent shall have the right, which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant (each such notice, a “Dropout Notice”) of Agent’s election to discontinue its efforts to market and attempt to sell such Leased Property.  Upon the seventh (7th) business day following the delivery of a Dropout Notice (or such later date specified in such Dropout Notice) (the “Dropout Date”) by Agent to Merchant with respect to any Leased Property, Agent shall have no further obligation or liability with respect thereto and Merchant shall be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Leased Property (including, without limitation, any damages resulting from the rejection of the Lease applicable to any such Leased Property under section 365 of the Bankruptcy Code or otherwise).  Notwithstanding anything herein to the contrary, the cost and expenses of the rejection at any time of any one or more Leases, including the filing and prosecuting of any motions or other papers with respect to the same, shall be borne solely by Merchant and paid for solely by Merchant and its chapter 11 estate, and such cost and expenses shall not be treated as an “Expense” hereunder.

(h)           Subject to Section 7.1(l), Merchant shall have the right to use the Distribution Centers to dispose of any FF&E located in the Distribution Centers for up to the first four (4) weeks of the Sale Term (as determined by the Agent in its reasonable discretion).

5.3           Covenants of Merchant Regarding Sale of Properties.

(a)           Following the delivery of an Owned Property Sale Notice (with respect to Owned Properties) or a Lease Assumption Notice (with respect to Leased Properties) to Merchant, Merchant shall execute and deliver any purchase and sale, transfer or other similar agreement requested by Agent with respect to such sale, transfer or assumption and assignment (each a “Property Sale Agreement”).  Merchant further covenants to use its reasonable best efforts to comply with the terms of any Property Sale Agreement, fulfill any and all conditions to closing set forth therein, and close such sale on the terms and conditions thereof.

(b)           Without limiting Section 5.3(a), following the Closing Date, Merchant agrees to cooperate with Agent to arrange for the sale of the Owned Properties and the leasehold interests of Merchant in the Leased Properties as provided in this Agreement.  Without limiting the generality of the foregoing, Merchant agrees (i) to provide Agent with all such diligence materials and information in Merchant’s possession as Agent shall reasonably request in connection with its efforts to market and attempt to sell the Properties (including, without limitation, existing real property surveys, environmental reports, real estate tax and utility  records, service contracts, existing contractors’ and construction warranties and guarantees, and complete copies of the Leases and all communications with the lessors thereunder) and (ii) to cooperate with Agent, its agents and any potential purchasers of any of the Properties to provide reasonable access to the Properties.  In the event Merchant receives any written offer or letter of intent for any of the Properties, Merchant shall provide Agent with a copy of such offer or letter of intent.

(c)           From the date hereof through and until (i) in the case of an Owned Property, ten (10) business days after the applicable Owned Property Termination Date or (ii) in the case of a Leased Property, the applicable Leased Property Termination Date, Merchant shall not enter into, renew, extend, amend, supplement, exercise any right or option to purchase or expand, reject or otherwise terminate any material agreement with respect to any such Property, or grant any party a lien or security interest in any or all of the Properties, in each case without the prior written consent of Agent.

Section 6.             Deliveries.  The transfer and sale of any of the Assets shall be effected by delivery by Merchant to the designee of Agent (including, without limitation, Agent or a member of Agent) at any time Agent so directs of such agreements, deeds, bills of sale, endorsements, assignments (including assignments of warranties and guaranties), and other good and sufficient instruments of sale, transfer, assignment, conveyance, and warrant and all consents of third parties necessary thereto as are required, pursuant to Bankruptcy Court order under Sections 363 and 365 of the Bankruptcy Code and other applicable bankruptcy law, to vest in the designee of Agent (including, without limitation, Agent or a member of Agent) good, marketable and insurable title to the Assets, free and clear of any and all liens, claims, security interests and other encumbrances of any kind or nature whatsoever.  Merchant will, to the extent required after the closing date of the sale or other transfer of any Owned Property or assignment of any Lease, upon the request of Agent, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such additional documents as may reasonably be required by Agent to effectuate the sale, conveyance, transfer, assignment and delivery by Merchant of the Assets and the ownership by the Agent of the Assets.  In addition to the foregoing, with respect to the transfer and/or sale of the Properties, Merchant agrees to provide such affidavits, information and materials as shall be required by any national title company selected to provide title insurance in connection with any such transfer and/or sale, or by a lender to the purchaser or acquiror of the Property in question, including, without limitation, owner’s affidavits, “no change” affidavits with respect to existing surveys and flood certificates.  Notwithstanding any other provision of this Agreement, Merchant shall not be obligated to execute or deliver any document of any kind whatsoever that exposes Merchant to a contingent liability (other than liability in respect of any fraud or intentional misrepresentation by the Merchant) to the purchaser of any Assets, provided that such contingent liability was not in existence, reasonable contemplation or reasonably foreseeable prior to the respective Asset sale.

Section 7.             Expenses of the Store Closing Sale.

7.1           Expenses.  Agent shall be responsible for and shall pay from the Comprehensive Sale Proceeds Expenses incurred in connection with the Comprehensive Sale.  Expenses shall consist of and be limited to the following:

(a)           The following Store level operating Expenses of the Store Closing Sale which arise during the Sale Term at the Stores:

(i)           base payroll for Retained Employees for actual days/hours worked in the conduct of the Store Closing Sale;

(ii)          amounts actually payable in respect of FICA, unemployment taxes, worker’s compensation, vacation days that were earned during the Sale Term and health care benefits and pension benefits that accrued during the Sale Term for Retained Employees, in an amount not to exceed 41.4% of base payroll for each Retained Employee (the “Benefits Cap”);

(iii)         Agent’s supervision fees and expenses (including, without limitation, fees, travel costs and bonuses);

(iv)         costs of security personnel in the Stores;

(v)          a pro-rata portion of Merchant’s casualty insurance premiums attributable to the Merchandise;

(vi)         costs of transfers of Merchandise and Replenishment Goods between the Stores  (it being understood and agreed that Merchant will not operate any Distribution Centers during the Sale Term);

(vii)        Retention Bonuses as described in Section 13.4 below;

(viii)       costs and expenses of additional Supplies;

(ix)          Subject to Section 5.2(f), Occupancy Expenses on a per Store per diem basis in an amount up to the per Store per diem amount set forth on Exhibit 7.1(a)(ix); and

(x)           costs of armored car services;

(b)           any collection fees, commissions, auction fees, brokerage fees or other similar fee, expense or cost incurred in connection with the Comprehensive Sale;

(c)           local and long distance telephone expenses in connection with the Comprehensive Sale;

(d)           property insurance attributable to the Assets for which Agent is responsible during the Marketing Period pursuant to Sections 8.1 and 8.2 hereof;

(e)           costs of advertising, sign walkers, signage, and direct mailings relating to the Comprehensive Sale, including, without limitation, postage, courier and overnight mail charges (at Merchant’s contract rates);

(f)           bank service charges and fees for bank accounts, credit cards and bank cards, chargebacks and discounts, existing or new, used in connection with the Comprehensive Sale (at Merchant’s contract rates);

(g)           Agent’s cost of capital and letter of credit fees1;

(h)           Agent’s legal fees and expenses in connection with the negotiation and documentation of this Agreement in an amount of Two Hundred Thousand Dollars ($200,000);

(i)           Replenishment Goods;

(j)           the costs and expenses outlined in Sections 7.1 or otherwise described in this Agreement as “Expenses”, and any other expenses approved by Agent and Merchant relating to any sale, transfer or assignment directed by Agent with respect to the Properties or other Assets, including, without limitation, all personal and real property taxes and transfer taxes payable by a seller, title insurance premiums, marketing and advertising expenses, legal fees and expenses, costs of diligence materials commissioned from third parties (including, without limitation, surveys, environmental reports, engineering reports and pest control reports) and other customary closing costs agreed to by Merchant and Agent, except for (i) attorneys’ fees and costs and other expenses of Merchant in connection with preparing or obtaining any agreements, motions or Bankruptcy Court orders to effectuate any sale, transfer or assignment of any Properties or other Assets, (ii) lease cure amounts (excepting any cure amounts solely related to Agent’s failure to pay rent and other occupancy expenses for periods occurring after the Closing Date), and (iii) any and all amounts due under any mortgage on any of the Properties or to release any liens on the Properties, all of which shall be the sole responsibility of Merchant and shall be paid by Merchant when due;

(k)           Central Services Expenses equal to $20,000 per week during the Sale Term;

(l)           Occupancy Expenses on a per Distribution Center per diem basis set forth on Exhibit 7.1(l) in an aggregate amount for all Distribution Centers not to exceed $800,000; and

(m)          any other reasonable or necessary expense incurred directly by Agent (and approved by Agent and Merchant) in connection with the sale, collection or monetization of the Assets.

Notwithstanding anything herein to the contrary, to the extent that an Expense is listed in more than one place in this Agreement (including exhibits hereto), such Expense shall only be counted once and not double counted.

“Expenses” shall not include:  (i) Excluded Benefits; (ii) subject to Section 5.2(f), any rent or occupancy expenses related to any Store other than Occupancy Expenses for periods prior to the Leased Property Termination Date or the Owned Property Termination Date, as the case may be; and (iii) any costs, expenses and liabilities that would otherwise constitute Expenses hereunder but that arise from contracts or agreements that were not disclosed to Agent prior to the date of this Agreement.

1  The Agent will be reaching out to Merchant to discuss estimated amount.

As used herein, the following terms have the following respective meanings:

“Central Services Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Store Closing Sale, including, but not limited to, MIS services, payroll processing, cash reconciliation, inventory processing and handling and data processing and reporting.

“Excluded Benefits” means (i) pension benefits, vacation days or vacation pay that accrued prior to the Sale Commencement Date, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, ERISA coverage and similar contributions, and (ii) payroll taxes, worker’s compensation and health insurance benefits in excess of the Benefits Cap.

“Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues, cleaning expenses, salting and snow removal, trash removal and building insurance relating to the Stores or Distribution Centers, all of the foregoing as categorized and reflected on Exhibit 7.1(a)(ix)  and Exhibit 7.1(l) hereto, as the case may be.  For the avoidance of doubt, subject to Section 5.2(f) and Section 7.1(l), Agent shall only be responsible as an “Occupancy Expense” of any Property for the pro-rated portion of real estate and use taxes due in respect of such Property for the period from (x) the Closing Date to (y) the Leased Property Termination Date or the Owned Property Termination Date, as the case may be.

7.2           Other Expenses of the Comprehensive Sale.  All expenses required for Merchant to perform its obligations hereunder other than the Expenses, including, without limitation, the items expressly excluded from the definition of “Expenses” in Section 7.1, shall be payable by Merchant (and not reimbursed by Agent) when such expenses are due (and in any event promptly on demand).

7.3           Payment of Expenses.  All Expenses incurred during each week of the Comprehensive Sale (i.e., Sunday through Saturday) shall be paid by Agent out of Comprehensive Sale Proceeds, or offset from the Comprehensive Sale Proceeds held by Agent, immediately following the Comprehensive Sale reconciliation by Merchant and Agent pursuant to Section 12 hereof, based on invoices and other documentation reasonably satisfactory to Agent and Merchant.

Section 8.             Expenses with Respect to Properties.

8.1           Marketing Period Costs - Owned Properties.  During the Marketing Period with respect to each Owned Property, Agent shall bear all of the carrying costs (including the costs of any repairs (as limited by Section 8.3 below) of the Owned Property, including without limitation prorated real estate taxes and utilities from and after the Closing Date.  All such costs shall be an “Expense” for purposes hereunder.

  8.2       Marketing Period Costs - Leased Properties.

   (a)           During the Marketing Period with respect to each Leased Property, Agent shall reimburse, on a timely basis, all amounts for the payment of rent, CAM, taxes, maintenance and repairs (as limited by Section 8.3 below), all other amounts due and owing by Merchant under the Leases (limited to the amounts set forth on the Marketing Period Occupancy Expense Schedule attached hereto as Exhibit 8.2), and utilities and all other usual and customary operating costs incurred in connection with the Leases and consistent with Merchant’s prior practices.

   (b)           From and after the date hereof, Merchant shall not extend, reject or otherwise terminate or assume and assign to a third party, without the Agent’s prior written consent, any of the Leases.

   (c)           The Agent’s obligations under Section 8.2(a), and the Merchant’s obligations under Section 8.2(b) shall expire in respect of any Lease upon the applicable Leased Property Termination Date.  Upon the applicable Leased Property Termination Date, (A) the Agent shall have no further obligation or liability of any nature for any amounts payable to the lessor under the applicable Lease(s), or for any costs associated with the Store(s) to which such Lease(s) relate; and (B) Merchant shall be solely responsible for all amounts payable to the lessor under the applicable Lease(s), including without limitation, any damages resulting from the rejection of such Lease(s) under section 365 of the Bankruptcy Code or otherwise.

   (d)           Subject to the limitation set forth in Section 8.3 hereof, if Agent fails to pay, on a timely basis, any of the amounts set forth in Section 8.2(a) with respect to any Lease, then following the expiration of a ten (10) business day cure period after receipt by Agent of written notice from Merchant or the landlord of such failure to pay, in addition to all of its other rights at law and equity, Merchant shall be entitled to revoke Agent’s right to use and occupy the premises covered by such Lease and to reject such Lease.  Such revocation shall be effective upon Agent’s receipt of written notification from Merchant (each, a “Revocation Notice”).

  8.3        Limitation on Marketing Period Costs.  The Merchant shall not make any individual repairs having a total cost in excess of Ten Thousand Dollars ($10,000) without the prior written consent of Agent.  The cost of any such repairs in excess of Ten Thousand Dollars ($10,000) that are undertaken without the express written consent of the Agent shall not be treated as “Expenses” hereunder.  All repairs that Agent consents to in writing or any repairs undertaken by Merchant with a total cost not exceeding Ten Thousand Dollars ($10,000) shall be treated as an “Expense” hereunder; provided however, any repairs made by Merchant to comply with covenants (or cure breaches thereof) shall be for Merchant’s own account and not be an “Expense” hereunder.  Merchant hereby represents that to the best of its knowledge, except as set forth on Exhibit 8.3, it is not aware of any existing repair or maintenance problems with respect to any of the premises covered by the Leases or which may be required to be made under the terms of the Leases or any of the furniture, fixtures, equipment and other personal property covered by the Leases or located at the real property subject to the Leases.

Section 9.	Inventory Valuation.

  9.1        Gross Rings.  The Cost Value and Retail Value of the Merchandise as of the Sale Commencement Date shall be determined on a Gross Rings basis.  During the Sale Term, Agent  and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross Rings”) and (ii) cash reports of sales within each of the Stores.  For the avoidance of doubt, any Replenishment Goods will not be included in the Gross Rings.  Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Value of the Merchandise sold by SKU.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

  9.2        Valuation.  For purposes of this Agreement, “Cost Value” and “Retail Value” of the Merchandise shall mean the Gross Rings multiplied by one hundred one percent (101.0%).

Section 10.	Store Closing Sale Term; Marketing Period for Properties.

  10.1      Term.  Subject to the satisfaction of the conditions precedent set forth in Section 15 hereof, the Store Closing Sale shall commence at each Store on the first business day following the entry of the Order, but in no event later than January 15, 2010 (the “Sale Commencement Date”).  The Sale Commencement Date shall not occur prior to the date on which the Order is signed by the Court.  The Agent shall complete the Store Closing Sale at each Store and vacate such Store in broom-clean condition by no later than March 12, 2010, unless the Store Closing Sale at such Store is extended by mutual written agreement of Agent and Merchant or terminated earlier in accordance with the last sentence of this Section 10.1 (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”).  The Agent may, in its discretion, terminate the Store Closing Sale at any Store at any time within the Sale Term (i) upon the occurrence of an Event of Default by Merchant, or (ii) upon not less than ten (10) days’ prior written notice (a “Vacate Notice”) to Merchant.  Notwithstanding anything herein to the contrary, the Agent may use all intellectual property, including, without limitation, trademarks, tradenames, trade secrets, patents, licenses and any other intellectual property and any information technology located in the Distribution Centers during the Sale Term.  Additionally, Agent shall have the right to use tradenames owned by Merchant (or transfer a limited license to use a tradename owned by Merchant to any designee) throughout the Marketing Period and for a period of up to one (1) year thereafter in connection with the grocery or supermarket operations conducted on any Properties transferred, sold, conveyed or otherwise disposed of hereunder.  To the extent that such intellectual property described immediately above includes the use of Store-level and corporate customer lists, mailing lists and customer e-mail lists, including any associated with Merchant’s customer loyalty programs (the “Customer Information”), at Agent’s request to Merchant, Merchant shall facilitate advertising and promotion of the Store Closing Sale by using Merchant’s Customer Information.

  10.2      Vacating the Stores.  At the conclusion of the Store Closing Sale, Agent agrees to leave the Stores in “broom clean” condition, ordinary wear and tear excepted, except for remaining Supplies and unsold items of FF&E.

  10.3      Marketing Period.

    (a)           For each Property, the period commencing on the Closing Date and ending (i) in the case of any Owned Property, on the Owned Property Termination Date, and (ii) in the  case of any Leased Property, on the Leased Property Termination Date, shall be known as the “Marketing Period” for such Property.

    (b)           With respect to each Owned Property, the “Owned Property Termination Date” shall be the first to occur of (i) the closing date of the sale or transfer of such Owned Property, (ii) the date on which the Agent, in its sole and absolute discretion, terminates its right to market such Owned Property and (iii) August 31, 2010.

    (c)           With respect to each Leased Property, the “Leased Property Termination Date” shall be the first to occur of (i) the Dropout Date, (ii) Agent’s receipt of a Revocation Notice with respect to such Leased Property, (iii) the closing date of the assignment of the Lease with respect to such Leased Property, and (iv) the date 210 days after the date on which the Cases were commenced (or such later date that the affected landlord consents to under Bankruptcy Code Section 365(d)(4)); provided that such extension is at no cost to the Agent (other than costs the Agent expressly agrees to assume).  Notwithstanding anything set forth herein to the contrary, (i) Merchant may not deliver a Revocation Notice pursuant to Section 8.2(d) with respect to any Leased Property until the Store Closing Sale at such Leased Property is completed and (ii) any Dropout Notice delivered by the Agent shall not designate a Dropout Date earlier than the date on which the Store Closing Sale at such Leased Property is completed.

Section 11.	Conduct of the Store Closing Sale.

  11.1      Rights of Agent.  Agent shall be permitted to conduct the Store Closing Sale as a “store closing,” “going out of business” or similar such sale throughout the Sale Term.  Agent shall conduct the Comprehensive Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with (i) the terms of this Agreement and (ii) the Order.  In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole and absolute discretion, shall have the right, subject to the immediately preceding sentence:

   (a)           to establish and implement advertising, signage, and promotion programs consistent with the “store closing,” “going out of business” theme (including, without limitation, by means of media advertising, banners, A-frame, sign walkers, and similar interior and exterior signs);

    (b)           to establish Store Closing Sale prices and Store hours;

    (c)           to use without charge during the Sale Term all FF&E, motor vehicles, advertising materials, bank accounts, Store-level customer lists and mailing lists, computer hardware and software, Supplies, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores or the Distribution Centers (whether owned, leased, or licensed);

    (d)           to transfer Merchandise between Stores; and

    (e)           to use (i) Merchant’s central office facilities, POS systems, central and administrative services and personnel to process payroll, perform MIS services, sales audit and  cash reconciliation, and provide other central office services, necessary for the Comprehensive Sale, and (ii) one office located at Merchant’s central office facility.

  11.2      Terms of Sales to Customers.  All sales of Merchandise will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same.  Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturer’s warranties to customers.  All sales will be made only for cash, by approved check, and by bank credit cards currently accepted by Merchant.  Agent shall have the right to use Merchant’s credit card facilities (including, without limitation, Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification numbers and existing bank accounts) for sales made during the Store Closing Sale.  Merchant shall promptly (and, in any event, at least three times per week during the Sale Term) pay over to Agent all proceeds from such credit card sales that it receives.

  11.3      Deposit of Store Closing Sale Proceeds.  During the Sale Term, all proceeds of the Store Closing Sale shall be deposited in Merchant’s accounts until such time as Agent elects, in its sole and absolute discretion, to establish its own account for the proceeds of the Store Closing Sale.  All proceeds of the Store Closing Sale deposited in Merchant’s accounts will be transferred on a daily basis to an account designed by Agent.  Agent and Merchant shall have the right to audit and review all entries, record and other documents relating to such bank accounts.  It is understood and agreed that subject to the payment of the Guaranteed Amount, Expenses and Recovery Amount, Merchant shall have no right or interest in any Comprehensive Sale Proceeds.

  11.4      Sales Taxes.  During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent at the time of sale.  The Agent shall transfer funds in the amount so collected to Merchant, which funds shall be delivered together with accompanying schedules to Merchant on a timely basis for payment of taxes when due.  Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities.  Merchant will be given access to the computation of gross receipts for verification of all such tax collections.

  11.5      Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, Distribution Centers and Merchant’s headquarters, including, without limitation, boxes, bags, paper bags, plastic bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent, if available.

  11.6      Returns of Merchandise.  During the Sale Term the Agent shall accept returns of goods sold by Merchant from the Stores prior to the Sale Commencement Date (“Returned Merchandise”), provided such goods are accompanied by the original Store receipt and such return is otherwise in accordance with the applicable return policy for such Store in effect prior to the Sale Commencement Date.  Returned Merchandise shall not be considered Merchandise.  Merchant shall reimburse Agent in cash for all amounts reimbursed on a weekly basis during the weekly sale reconciliations set forth in Section 12 below.

  11.7      Gift Certificates.  During the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards and Store credits which have been issued by Merchant prior to the Sale Commencement Date (collectively, “Gift Cards”).  Merchant shall reimburse Agent in cash for such amounts on a weekly basis during the weekly sale reconciliation.  Agent shall not be required to accept any rain checks or other promotional items providing the customer with an additional discount on Merchandise.

  11.8      Manufacturers’ Coupons.  During the Sale Term, the Agent shall honor manufacturers’ coupons and rebates and vendor product allowances (collectively, the “Manufacturers’ Coupons”); provided however, as part of the weekly sale reconciliations set forth in Section 12 below, the Agent shall be reimbursed by the Merchant for the Manufacturers’ Coupons accepted during the prior week.  Merchant and the Agent shall prepare all appropriate documentation incidental to the submission of the Manufacturers’ Coupons to the respective manufacturer and/or vendor and Merchant shall retain all monies received from the manufacturers or vendors on account of such Manufacturers’ Coupons.

Section 12.       Comprehensive Sale Reconciliation.  On each Wednesday during the Sale Term, commencing on the second Wednesday after the Closing Date, Agent and Merchant shall cooperate to reconcile Expenses associated with the Store Closing Sales, receipts of Returned Merchandise and Gift Cards, Manufacturers’ Coupons and such other Store Closing Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent.  Within thirty (30) days after the end of the Sale Term with respect to all Stores, Agent and Merchant shall complete a final reconciliation of the Store Closing Sale (the “Store Closing Sale Reconciliation”), the written results of which shall be certified by Merchant and Agent as a final settlement of accounts between Merchant and Agent relating to the Store Closing Sale.  In addition, on each Wednesday during the period from the Closing Date until the end of the Marketing Period with respect to all Properties, commencing on the second Wednesday after the Closing Date, Agent and Merchant shall cooperate to reconcile Expenses not associated with the Store Closing Sale and such other Comprehensive Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent.  Within thirty (30) days after the end of the Marketing Period with respect to all Properties, Agent and Merchant shall complete a final reconciliation of the Comprehensive Sale (the “Final Reconciliation”), the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of all accounts between Merchant and Agent.

Section 13.	Employee Matters.

  13.1      Merchant’s Employees.  Agent may use any of Merchant’s employees (each such employee, a “Retained Employee”) to the extent Agent, in its sole and absolute discretion, determines appropriate.  Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent.  Merchant and Agent acknowledge and agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Comprehensive Sale shall be or otherwise be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees  including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees.  Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees on or after the date of this Agreement.

  13.2      Termination of Employees.  Agent may, in its sole and absolute discretion, stop using any Retained Employee at any time during the term of this Agreement and direct Merchant to terminate such Retained Employee.  In the event of termination of any Retained Employee, Agent will use all reasonable efforts to notify Merchant at least five (5) days prior thereto, except for termination “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination.  From and after the date of this Agreement, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior written consent.

  13.3      Payroll Matters.  Merchant shall process the base payroll for all Retained Employees and any additional employees hired to assist with the Store Closing Sale.  Attached hereto as Exhibit 13.3 is a description of Merchant’s base payroll, related payroll taxes, worker’s compensation and employee benefits, which Merchant represents is true and accurate as of the date hereof.

  13.4      Employee Retention Bonuses.  Agent may pay as an Expense retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) to Retained Employees who do not voluntarily leave employment and are not terminated “for cause.”  Such Retention Bonuses shall be processed through Merchant’s payroll system.  Agent shall within seven (7) days of the Sale Commencement Date implement an employee retention plan and share details of such plan with Merchant.

Section 14.	Representations, Warranties, Covenants and Agreements.

  14.1      Representations, Warranties, Covenants and Agreements of Merchant. Merchant hereby represents, warrants, covenants and agrees in favor of Agent as of the Closing Date (and at such times thereafter as set forth below) as follows:

(a)         Good Standing.  Merchant (i) is and will remain through the end of the Marketing Period, a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; (ii) has and will continue to have through the end of the Marketing Period all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and until the end of the Marketing Period with respect to all Properties will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located.

(b)         Motion, Preliminary Order.  Merchant shall fully prosecute the Motion (as hereinafter defined), and shall otherwise use its reasonable best efforts to obtain the entry of the Preliminary Order (as hereinafter defined), the Order (as hereinafter defined) and the consummation of the transactions contemplated hereby.

(c)         Due Authorization; Binding Agreement.  Subject to entry of the Order, the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Comprehensive Agency Documents”) and to perform fully its obligations thereunder.  Subject to entry of the Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Comprehensive Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Comprehensive Agency Documents, to perform its obligations thereunder, and to consummate the Comprehensive Sale.  Each of the Comprehensive Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.  Except for the Order, no court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which will not be obtained prior to the Closing Date is required therefor.  No contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound  or shall become bound prior to end of the Marketing Period will prevent or impair the consummation of the Comprehensive Sale and the transactions contemplated by this Agreement.

(d)         Operations.  From December 1, 2009 through the Closing Date, the Merchant has operated and will operate in the ordinary course of business consistent with its historical ordinary course operations.  Without limiting the foregoing, from December 1, 2009 through the Closing Date, (i) Merchant has not conducted and will not conduct any promotions or advertised sales at the Stores except promotions and sales in the ordinary course of business consistent with historic promotions and sales for comparable periods last year, all as described in Exhibit 14.1(d) attached hereto, (ii) Merchant has continued and will continue to replenish its inventories with new Merchandise in a manner consistent with historic practices, (iii) Merchant has not and will not return inventory to vendors (except in the ordinary course consistent with past practice); (iv) Merchant has not and will not make any management personnel moves or changes; and (v) Merchant has not and will not enter into real estate contracts, renew leases, enter into leases, terminate leases, reject leases, amend leases, consent to the assignment of leases or grant or terminate any other interests in any Assets without Agent’s prior written consent.

(e)         Pricing Files.  Merchant has maintained its pricing files in the ordinary course of business.  All pricing files and records since December 1, 2009 relative to the Merchandise have been made available to Agent in the file named [             ].  All such pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein.

(f)         Cost Factor.  The aggregate Cost Value of the Merchandise as a percentage of the aggregate Retail Value of the Merchandise (the “Cost Factor”) shall not be greater than sixty-two and one-half percent (62.5)% (the “Cost Factor Threshold”) and to the extent that the actual Cost Factor of the Merchandise is more than the Cost Factor Threshold, then the Guaranteed Amount shall be adjusted (in addition to any adjustment applicable pursuant to Exhibit 4.1(c)(i), Exhibit 4.1(c)(ii) or Exhibit 4.1(c)(iii)) in accordance with Exhibit 14.1(f).  For purposes of this Agreement, “Retail Value” means, for each item of Merchandise, the lower of (a) the lowest ticketed, shelf or marked price, (b) the PLU, scan or file price and (c) the lowest price offered to the public by any and all means (excepting any prices offered to the public in advertising circulars promoting temporary or promotional prices that are not in effect as of the Closing Date) since December 1, 2009.

(g)         Level and Mix of Inventory.  As of the Closing Date, the levels of Merchandise (as to quantity) and the mix of Merchandise (as to type, category, style, brand and description) at the Stores, Distribution Centers and in Merchant’s pharmacies are in all material respects described in Exhibit 14.1(g) attached hereto.

(h)         Markdowns.  As of the Closing Date, all normal course permanent markdowns on inventory will have been taken on a basis consistent with Merchant’s historical practices and policies.

(i)          Price Increases.  Merchant has not and will not have from December 1, 2009 through the Closing Date, marked up or raised the price of any items of inventory, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business.

(j)          Ticketing.  Merchant has ticketed or marked all items of inventory received at the Stores prior to the Closing Date (including, without limitation, all Merchandise located in the Distribution Centers), in a manner consistent with similar inventory located at the Stores and in accordance with Merchant’s historic practices and policies relative to the pricing and marking of inventory.

(k)         Transfers of Inventory.  Merchant has not purchased or transferred any inventory outside the ordinary course of business.

(l)          Historic Sales and Inventory.  Exhibit 14.1(l) attached hereto sets forth (i) historic sales at the Stores for the past twelve (12) months, and (ii) the levels and mix of inventories at the Stores during such period.

(m)        Product Safety Laws.  To the best of Merchant’s knowledge, the Assets are in compliance with all applicable federal, state or local product safety laws, rules and standards.  Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the Closing Date.

(n)         Use and Occupancy.  As of the Closing Date, except as set forth on Exhibit 14.1(n)(i), no event of default or event which with the giving of notice, the passage of time, or both has occurred on the part of the Merchant under any lease, reciprocal easement agreement or other easement, covenant, condition or restriction or any other occupancy  agreement which could have a material adverse effect on the Comprehensive Sale.  From and after the Closing Date, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the Assets currently located at the Stores, the Distribution Centers, Merchant’s headquarters, and the utilities and other services provided at the Stores, the Distribution Centers and Merchant’s headquarters.  As of the Closing Date, to the best of Merchant’s knowledge, except as set forth on Exhibit 14.1(n)(ii), all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores are in good working order and not in need of repair.

(o)         Required Merchant Payments.  Merchant has paid, is current in the payment of, and will continue to pay (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, worker’s compensation and other insurance premiums, (iii) all utilities provided to the Stores, and (iv) all applicable taxes.

(p)         Increased Costs.  Merchant has not and shall not take any actions the result of which is to materially increase the cost of operating the Comprehensive Sale, including, without limitation, increasing salaries or other amounts payable to employees.

(q)         Labor Matters.  During the Sale Term, no work stoppages or other labor disturbances affecting the Stores or the Distribution Centers having a material adverse effect on the Store Closing Sale at any Store or Distribution Center shall occur.  Merchant represents and warrants that throughout the Sale Term the Stores and Distribution Centers shall in all material respects be staffed in the ordinary course consistent with past practice.

(r)          Advertising.  As of the date of this Agreement, except as set forth on Exhibit 14.1(r), Merchant is current in the payment of all post-petition advertising liabilities and expenses.

(s)          Information Provided.  Merchant has provided Agent with all information requested by Agent and all information so provided is true, correct and complete.

(t)          Title.

  (i)           Merchant owns and will own at all times until sold pursuant to the terms of this Agreement, good and marketable and insurable title to all of the Assets free and clear of any and all liens, claims, security interests and/or other encumbrances of any kind or nature whatsoever (excepting any liens in respect of pre-petition secured credit facilities and all amounts due under any mortgage on any of the Properties).  Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance (excepting any liens in respect of pre-petition secured credit facilities and all amounts due under any mortgage on any of the Properties) upon or with respect to any of the Assets or the Comprehensive Sale Proceeds.  Merchant represents and warrants that it shall convey all of the Assets at the direction of Agent to third parties or Agents’ designee (including, without limitation, Agent or any member of Agent) free and  clear of any and all liens, claims, security interests and/or other encumbrances of any kind or nature whatsoever.

  (ii)           Except as set forth on Exhibit 14.1(t)(ii) hereto, to the actual knowledge of the employees of Merchant on the date hereof, there is no pending or threatened condemnation proceeding affecting any of the Properties.

  (iii)          A full and complete copy of each of the Leases, with all amendments thereto, has been delivered to Agent.  Each of the Leases is in full force and effect, is for the term set forth on Exhibit 14.1(t)(iii) hereto, and Merchant is not in breach or default thereof and no cure amount would be due if any Lease were assumed as of the date hereof except as set forth on Exhibit 14.1(t)(iii) hereto.

(u)         Repair and Maintenance of Owned Properties.  Except as set forth on Exhibit 14.1(u), to the best of Merchant’s knowledge as of the Closing Date, each of the Owned Properties, including without limitation the roof, foundation and structure of all improvements thereon and all mechanical systems thereat including heating, cooling, ventilating, electrical and plumbing fixtures and systems and all appliances, are in good working order, condition and repair, and are not in need of maintenance or repair.

(v)         Repair and Maintenance of Leased Properties.  Except as set forth on Exhibit 14.1(v), to the best of Merchant’s knowledge as of the Closing Date, each of the Leased Properties, including without limitation the roof, foundation and structure of all improvements thereon and all mechanical systems thereat including heating, cooling, ventilating, electrical and plumbing fixtures and systems and all appliances, are in good working order, condition and repair, and are not in need of maintenance or repair.

(w)        Relationship with Agent.  Merchant’s relationship with Agent is solely that of agent and principal, not that of joint venturers or partners.

(x)         Environmental Compliance.  There has not occurred any unauthorized or illegal emission, leak, discharge, spill or release into the environment of any Hazardous Materials (as hereinafter defined) by Merchant or any use of Hazardous Materials on or from any Property which, in any material respect, violates any applicable federal, state or local law, rule, regulation governing the use, storage, treatment, handling, production or disposal of such Hazardous Materials or any other Environmental Laws (as hereinafter defined) that would result in liability to Merchant or such Property.  For purposes of this Section 14.1(x), the term “Hazardous Materials” shall include, without limitation, any asbestos, PCBs, pollutants, contaminants, chemicals, freon, wastes and other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substance or materials (whether solid, liquid or gaseous) subject to regulation, control or remediation under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resources Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous or related laws and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state  or local environmental law, ordinance, rule or regulation (collectively, the “Environmental Laws”).  Notwithstanding, anything to the contrary herein, in no event shall the Agent be responsible for the removal or remediation of Hazardous Materials located on or at any of the Properties.

(y)         Legal Proceedings.  Other than the Petition and matters of record in Merchant’s chapter 11 cases, no action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Merchant or any Property, or has been settled or resolved, or has been threatened against or affects Merchant or any Assets, which if adversely determined, would give rise to a lien or other encumbrance on any Property, or have a material adverse effect upon any Property, Merchant’s ability to perform its obligations under this Agreement or the conduct of the Comprehensive Sale.

(z)          Governmental Consents and Permits.  Except for the Order, no consent, approval, license (including any applicable liquor license or pharmaceutical license), permit, authorization, declaration, filing, registration or other document with any government or regulatory authority is required to be made or obtained by the Merchant in connection with the execution, delivery and performance of this Agreement or the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets.  Furthermore, any consent, approval, license (including any applicable liquor license or pharmaceutical license), permit, authorization, declaration, filing, registration or other document with any government or regulatory authority currently held by Merchant or Merchant’s estate for use in the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets remains valid and in force and effect such that the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets may proceed without interruption, obstacle or hindrance.  Finally, Merchant has not received any notice to the effect that, or otherwise been advised that, Merchant is not in compliance with any consent, approval, license (including any applicable liquor license or pharmaceutical license), permit, authorization, declaration, filing, registration or other document with any government or regulatory authority or is required to obtain any consent, approval, license (including any applicable liquor license), permit or authorization in connection with the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets.

(aa)       Merchandise Replenishment.  Merchant has and will continue to replenish the Stores in the ordinary course of business through the Sale Commencement Date.  Merchant shall cooperate with and assist Agent in procuring Replenishment Goods throughout the Sale Term.

(bb)      Sales Taxes.  From and after the Closing Date, Merchant’s registers shall be pre-programmed to accurately include in the total amount due from customer all sales taxes due and payable in respect of the Merchandise.

(cc)       Operation of Business From and After Closing Date.  After the Closing Date, the Merchant shall operate its business subject to the terms of this Agreement and the instructions of Agent and no transactions outside of the ordinary course of business shall be taken without the express consent of the Agent.  Specifically, Merchant shall not without the  prior written consent of Agent (i) sell any Assets, (ii) grant any security interests or liens on the Assets or proceeds thereof; (iii) cancel or terminate any insurance policy or service contract relating to any of the Assets or Agent’s rights hereunder or (iv) abandon any of the Assets.

  14.2      Representations, Warranties and Covenants of Agent.  Agent hereby represents, warrants and covenants in favor of the Merchant as of the Closing Date as follows:

(a)          Good Standing.  Each member of Agent (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of organization; (ii) has all requisite power and authority under its charter and bylaws to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b)          Due Authorization.  Agent has the right, power and authority to execute and deliver each of the Comprehensive Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required under its operating agreement to authorize the execution, delivery, and performance of the Comprehensive Agency Documents.  Each of the Comprehensive Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)          Legal Proceedings.  No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon the Agent’s ability to perform its obligations under this Agreement.

Section 15.	Conditions Precedent to Effectiveness.

  15.1      Conditions Precedent to Obligations of Both Merchant and Agent.  Merchant or Agent may terminate this Agreement if any of the following conditions precedent are not satisfied at the times or during the periods indicated and the termination of this Agreement pursuant to this Section 15.1 shall not result in any liability to Agent and shall not result in any liability of Merchant except its obligation to pay the Breakup Fee and Expense Reimbursement:

(a)          Motion.  On or prior to December 7, 2009, Merchant shall file a motion with the Court requesting the Court to approve the procedures associated with the sale of the Assets and this Agreement (the “Motion”).  Agent shall approve the form and substance of the Motion prior to filing.

(b)         Bid Procedures Order.  On or prior to December 10, 2009 or such later date approved by the Bankruptcy Court (but in no event later than December 17, 2009), the Court shall enter a preliminary order, which, among other things, shall schedule an auction of the Assets and grant Agent the bid protection, Breakup Fee and Expense Reimbursement set forth in Section 19 hereto (the “Bid Procedures Order”).

(c)          Order.  On or prior to January 14, 2010, the Court shall have entered an order in form and substance satisfactory to Agent and Merchant (the “Order”):  (i) approving this Agreement in its entirety; (ii) authorizing the Comprehensive Sale pursuant to the terms of this Agreement and in a manner satisfactory to Agent in its sole and absolute discretion (A) notwithstanding any state or local laws or regulations otherwise governing or purporting to govern the licensing and conduct of the Comprehensive Sale, (B) notwithstanding provisions in leases, reciprocal easement agreements or other contracts that purport to limit, govern or restrict the Comprehensive Sale, and (C) without the necessity of obtaining any third party consents; (iii) requiring that no liens, security interests or other encumbrances shall encumber the Assets or the Comprehensive Sale Proceeds but shall attach only to the Guaranteed Amount and Recovery Amount, if any; (iv) upon the occurrence of the Closing Date, granting the obligations payable to Agent under this Agreement superpriority status pursuant to section 364(c) of the Bankruptcy Code; (v) upon the occurrence of the Closing Date, granting the Agent a first priority priming lien pursuant to section 364(d) of the Bankruptcy Code on the Merchandise and the Comprehensive Sale Proceeds to secure the obligations payable to Agent under this Agreement; and (vi) which Order shall not have been reversed, stayed, modified or amended and as to which (a) the time to appeal or seek review, reargument or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending, or (b) if appeal, review, reargument, rehearing or certiorari of such order has been sought, such order has been affirmed and the request for further review, reargument, rehearing or certiorari has expired, as a result of which such order has become final and nonappealable in accordance with applicable law.  Notwithstanding the foregoing clause, the Agent, in its sole and absolute discretion, may close the transactions contemplated herein prior to the Order becoming final; provided that the Court enters an order in form and substance satisfactory to the Agent approving this Agreement and authorizing the Merchant to consummate the transactions contemplated hereby, in which order the Court finds that the transactions contemplated by this Agreement were negotiated at arms-length and in good faith and the Agent acted in good faith in all respects, and such order is not stayed pending appeal.  The Order shall be binding upon any mortgagee holding a mortgage with respect to any Property, and shall provide that each Property may be freely transferred by Merchant without the consent of the mortgagee or any other person or entity notwithstanding any corporate or trust structure or any other purported restriction on transferability, in each case, regardless whether any Property is sold or otherwise transferred by Agent, transferred by Merchant to the applicable mortgagee or otherwise retained by Merchant or disposed of.

(d)          Closing Date.  The Closing Date shall have occurred on or prior to January 15, 2010.  The date on which the closing of this Agreement occurs is referred to herein as the “Closing Date.”

  15.2      Additional Conditions Precedent to Obligations of Agent.  Agent may terminate this Agreement if any of the following conditions precedent are not satisfied at the times or during the periods indicated and the termination of this Agreement by Agent pursuant to this Section 15.2 shall not result in any liability to Agent:

(a)           Agent Access.  Prior to the Closing Date, Merchant shall have provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

(b)           Agent Inspection.  Agent shall have had the opportunity to inspect the Stores, the Distribution Centers and the Merchant’s headquarter offices and the Merchandise prior to the Closing Date.

(c)           No Breach or Default.  All representations and warranties of Merchant hereunder shall be true and correct in all material respects and no Event of Default by Merchant shall have occurred at and as of the date hereof and as of the Closing Date.

(d)           Non-Residential Real Property Leases.  The Court shall have entered an order extending the period within which non-residential real property leases must be assumed or assigned through and including the date that is 210 days after the date on which the Cases were commenced.

(e)           Material Adverse Change.  Through the Closing Date, the Merchant’s business shall be conducted in the ordinary course consistent with past practices, including, without limitation, with ordinary and customary mark-down policies, provided, however, that Merchant shall not be permitted to enter into real estate contracts, renew Leases, enter into leases, terminate Leases, reject Leases, amend Leases, consent to the assignment of Leases or grant or terminate any other interests in the Stores, sell Other Pharmacy Assets or close Stores without the Agent’s prior written consent; provided that Agent is deemed to have consented to the rejection of the six (6) unexpired leases that the Merchant has already requested court approval in respect of.  If there has been, occurred or arisen (i) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, in an amount in excess of One Hundred Thousand Dollars ($100,000) affecting any of the Assets, or (ii) any event that has materially impaired or would reasonably be expected to materially impair the ability of Agent to carry on the sale or liquidation of the Assets, including, without limitation, the Store Closing Sales, then, and in such event, the Agent may withdraw or terminate this Agreement.  In such event, neither party shall have any liability or obligation to the other in respect of the withdrawal or termination of this Agreement.

(f)            Reports Regarding Environmental Liability and Condition of Properties.  On or Prior to the Closing Date, Merchant shall have delivered to Agent (i) a report in form and substance satisfactory to Agent regarding compliance with Environmental Laws at the Properties and the existence of Hazardous Materials at the Properties and (ii) a report in form and substance satisfactory to Agent regarding the condition of the roof, foundation and structure of each of the Properties.

(g) Secured Lender Consent. On or prior to the Closing Date, GECC and Kimco Capital Corp. (“Kimco”) shall have consented to the transactions contemplated hereby in all respects, including, without limitation, the grants of all security interests (and priority thereof) and Agent’s right to receive the Comprehensive Sale Proceeds. The consent of GECC and Kimco shall be in form and substance satisfactory to the Agent, in its sole and absolute discretion. GECC and Kimco hereby agree to pay over to the Agent any amounts due and owing by Merchant to Agent hereunder that Merchant shall not timely pay; provided that Agent has met all of its obligations to Merchant hereunder and GECC and Kimco have received payments in respect of the Guaranteed Amount.

Section 16.	Insurance; Risk of Loss.

  16.1      Merchant’s Liability Insurance.  Merchant shall continue until the end of the Marketing Period with respect to all Properties, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Properties and the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies.  The cost and expense of maintaining such insurance shall be treated as an “Expense” hereunder.  Within 10 days after the Closing Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change.  In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, in which case, any deductibles, retentions or self-insured amounts shall be paid as an “Expense” hereunder.

  16.2      Merchant’s Casualty Insurance.  Merchant will provide until the end of the Marketing Period for all of the Properties, as an “Expense” hereunder, fire, flood, theft and extended coverage casualty insurance covering the unsold Assets in a total amount equal to no less than the appraised value thereof.  From and after the date of this Agreement until the end of the Marketing Period for all of the Properties, all such policies will name Agent as loss payee.  In the event of a loss to the Assets on or after the date of this Agreement, the proceeds of such insurance attributable to the Assets plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Comprehensive Sale Proceeds hereunder.  In the event of such a loss Agent shall have the sole right to adjust the loss with the insurer.  Within 10 days after the Closing Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as loss payee, in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days prior notice to the Agent of cancellation, non-renewal or material change.  Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the end of the Marketing Period for all of the Properties without Agent’s prior written consent.

  16.3      Agent’s Insurance.  Agent shall maintain, as an “Expense” hereunder, until the end of the Marketing Period for all of the Properties, in such amounts as it currently has in effect, comprehensive public liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies.  Prior to the Closing Date, Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant.  In the event of a claim under any such policies Agent shall be responsible for the  payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s employees, independent contractors or agents (other than Agent or Agent’s employees, agents or independent contractors), in which case, any deductibles, retentions or self-insured amounts shall be paid as an “Expense” hereunder.

  16.4      Worker’s Compensation Insurance.  Merchant shall at all times maintain, as an “Expense” hereunder, worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.  Prior to the Closing Date, Merchant shall deliver to Agent a certificate of Merchant’s insurance broker or carrier evidencing such insurance.

  16.5      Risk of Loss.  Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Comprehensive Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing.  Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an “Agent Claim”).  In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent.  To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant.  In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

  16.6      Force Majeure.  If any casualty or act of God or other event or occurrence beyond the reasonable control of Agent prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Comprehensive Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Store, such Merchandise and any other Assets located at such Store shall constitute Comprehensive Sale Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced in accordance with Exhibit 4.1(c)(i), Exhibit 4.1(c)(ii) and Exhibit 4.1(c)(iii) to account for any Assets eliminated from the Comprehensive Sale which are not the subject of insurance proceeds.

  16.7      Non-Assumption of Liability.  Agent shall not assume any debt, liability or obligation of Merchant, except as expressly agreed to herein.  Even with respect to such  expressly assumed debts, liabilities and obligations, Agent’s only liability for such amounts shall be its obligations to Merchant hereunder.  Under no circumstances shall Agent have any direct liability to any third party by virtue of this Agreement.  Without limiting the foregoing, Agent does not assume any liability to third parties with respect to any Property.  Agent does not hereby assume any control or possession of any Property.

Section 17.	Indemnification.

  17.1      Merchant Indemnification.  Provided that Agent makes a written demand on Merchant for indemnification on or prior to December 31, 2010, Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a)           Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b)           any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

(c)           subject to Agent’s compliance with its obligations under Section 11.4 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d)           any consumer warranty or products liability claims relating to Merchandise;

(e)           any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act); and

(f)           the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

  17.2      Agent Indemnification.  Provided that Merchant makes a written demand on Agent for indemnification on or prior to December 31, 2010, Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless form and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a)           Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b)           any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

(c)           any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and

(d)           the gross negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

Section 18.	Events of Default and Remedies.

  18.1      Events of Default.  The following shall constitute “Events of Default” hereunder:

(a)           Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder if such failure remains uncured ten (10) days after receipt of written notice thereof;

(b)           any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or at any time through the end of the Marketing Period and, to the extent, curable, continues uncured ten (10) days after written notice to the defaulting party;

(c)           prior to the entry of the Order, the entry of an order of the Bankruptcy Court in any of the Merchant’s chapter 11 cases (i) appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers relating to the operation of the Merchant’s business under Section 1106(b) of the Bankruptcy Code, (iii) dismissing any of the Merchant’s chapter 11 cases, (iv) converting any of the Merchant’s chapter 11 cases to chapter 7 cases or (v) confirming a plan of reorganization or liquidation in any of the Merchant’s chapter 11 cases; or

(d)           the occurrence and continuance of a breach, default or event of default by Merchant under any Property Sale Agreement after the expiration of any applicable cure period set forth therein.

  18.2      Remedies.  Upon the occurrence of an Event of Default, the non-defaulting party (or, in the case of an Event of Default under Sections 18.1(c) or 18.1(d), Agent) may, in its discretion, (x) elect to terminate this Agreement and all other Comprehensive Agency Documents without liability and (y) exercise any and all other rights and remedies at law and equity, including the right of setoff against any and all amounts owed by the non-defaulting party to the defaulting party.

Section 19.      Break-Up Fee/Expense Reimbursement.  In consideration of Agent conducting its due diligence and entering into this Agreement, which serves as a base by which other offers may be measured and is subject to higher and better offers by way of an auction process (as more fully set forth in the Preliminary Order), all subject to the approval of the Court:

(a)           in the event that this Agreement shall not be consummated because Merchant elects to pursue an Alternative Transaction, Merchant agrees to pay Agent from the  proceeds of the winning bid at auction (or any other alternative disposition of any or all of the Assets) a break-up fee (the “Break-Up Fee”) in the amount of Three Hundred Fifty Thousand Dollars ($350,000) and an expense reimbursement (the “Expense Reimbursement”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000), such Break-Up Fee and Expense Reimbursement to be paid upon the earlier of the closing of the winning bid (or other alternative disposition of the Assets) and ten (10) days after the Bankruptcy Court hearing approving such winning bid (or other alternative disposition of the Assets).  For purposes of this Agreement, an “Alternative Transaction” means any transaction where all or any part of the Merchandise, FF&E, Leases, Owned Property or other Assets is conveyed, directly or indirectly, whether by sale, merger, consolidation, lease, transfer of equity interests, plan of reorganization or liquidation, sale of control of Merchant or otherwise, and whether in one or more transactions or series of transactions, to one or more persons or entities other than the Agent;

(b)           the Merchant shall not, at auction or otherwise, accept any alternative to this Agreement with Agent with respect to the disposition of all or substantially all of the Assets unless such alternative shall provide net (after taking into account payment of the Break-Up Fee and Expense Reimbursement) value to the Merchant that exceeds the value provided hereunder by an amount equal to not less than Two Hundred Fifty Thousand Dollars ($250,000).

Section 20.	Miscellaneous.

  20.1       Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to Agent:	KROC Capital Services, LLC
3333 New Hyde Park Road
Suite 100
New Hyde Park, NY 11042
Attn: Ray Edwards
Telecopy No. (516) 336-5686

Gordon Brothers Group, LLC
101 Huntington Avenue
Tenth Floor
Boston, MA 02199
Attn: Mitch Cohen
Telecopy No.

The Nassi Group LLC
340 North Westlake Boulevard
Suite 260
Westlake Village, CA 91362
Attn: Dan Kane
Telecopy No. (805) 497-2211

SB CAPITAL GROUP, LLC
1010 Northern Blvd.
Suite 340
Great Neck, NY 11021
Attn: Robert Raskin
Telecopy No. (516) 829-2404

DJM REALTY SERVICES, LLC
445 Broadhollow Road
Suite 225
Melville, NY 11747
Attn: Emilio Amendola
Telecopy No. (631) 752-1231

With a copy to:	WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, NY 10019
Attn: Scott K. Charles
Austin T. Witt
Telecopy No. (212) 403-2000

If to Merchant:	THE PENN TRAFFIC COMPANY
1200 State Fair Blvd.
Syracuse, NY 13221
Attn: Gregory J. Young
Telecopy No.

With a copy to:	HAYNES & BOONE LLP
1221 Avenue of the Americas
26th Floor
New York, NY 10020
Attn: Michael E. Foreman
Lenard Parkins
Telecopy No. (212) 918-8989

  20.2      Governing Law; Consent to Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.  The parties hereto agree that any legal action or proceeding arising out of or in connection with this Agreement shall be adjudicated by the Bankruptcy Court, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of the Bankruptcy Court with respect to any such action or proceeding.

  20.3      Entire Agreement.  This Agreement and the Exhibits hereto contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

  20.4      Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Comprehensive Agency Document shall be effective unless in a written instrument executed by each of the parties hereto.

  20.5      Setoff.  At any time after the Closing Date, any party hereto (the “Exercising Party”) shall have the right to setoff against any payment owing to any other party hereto (the “Setoff Party”), the amounts owed by the Setoff Party to the Exercising Party.

  20.6      No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

  20.7      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns; provided however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

  20.8      Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement.  This Agreement may be executed by facsimile, and each such facsimile signature shall be treated as an original signature for all purposes.

  20.9      Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

  20.10    Survival.  All representations, warranties, covenants and agreements made by the parties hereto shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

  20.11    No Third Party Beneficiaries.  This Agreement is for the benefit of the parties hereto, and nothing in this Agreement (except the Letter of Credit), whether express or implied, is intended to confer any rights or remedies on any person or entity other than Merchant and Agent.

  20.12    Further Assurances; Power of Attorney.  Merchant hereby agrees to use all reasonable efforts and to proceed with due diligence to cause the conditions to the obligations herein set forth to be satisfied.  Merchant hereby agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and any Property Sale Agreement.  Immediately upon the filing of any motion or request to dismiss Merchant’s chapter 11 case or any subsequent case or any request for confirmation of a plan of reorganization or liquidation (a) Merchant shall provide notice of the hearing thereon to Agent and (b) Merchant shall be deemed to have granted to Agent a power of attorney to take all  actions and sign all documents on Merchant’s behalf that are necessary or desirable to perfect Agent’s security interest granted herein under applicable state law.  All powers conferred upon Agent pursuant to the preceding sentence, being coupled with an interest, shall be irrevocable until the termination of the Marketing Period for all Properties.

  20.13    Security Interest.  Upon issuance of the Letter of Credit, and payment of the Initial Payment, and effective thereon, Merchant hereby grants to Agent a valid, binding, enforceable and perfected first priority security interest in and lien upon all assets owned by Merchant (including, without limitation, the Assets) and the Comprehensive Sale Proceeds to secure all obligations of Merchant to Agent hereunder; provided however, until full payment of the Guaranteed Amount, Expenses and the Recovery Amount, in full, the security interest granted to Agent hereunder shall remain junior to and subordinate in all respects to the security interest of the secured lenders, in each case to the extent of the unpaid portion of the Guaranteed Amount, Expenses and the Recovery Amount, if any.  Upon entry of the Order, and payment of the Initial Payment pursuant to Section 4.4(a) hereof, and the issuance of the Letter of Credit, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation.

[Signature Page Follows]

IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

THE PENN TRAFFIC COMPANY

By:

Title:	SVP

SUNRISE PROPERTIES, INC.

By:

Title:	VP

PENNWAY EXPRESS, INC.

By:

Title:	VP

PENNY CURTISS BAKING COMPANY, INC.

By:

Title:	VP

BIG M SUPERMARKETS, INC.

By:

Title:	VP

COMMANDER FOODS INC.

By:

Title:	VP

P AND C FOOD MARKETS INC. OF VERMONT

By:

Title:	VP

P.T. DEVELOPMENT, LLC

By:

Title:	VP

P.T. FAYETTEVILLE/UTICA, LLC

By:

Title:	VP

ON BEHALF OF THE AGENT

By:	Mitchell H Cohen

Title:	AUTHORIZED REPRESENTATIVE

GENERAL ELECTRIC CAPITAL CORPORATION

Solely in respect of Paragraphs 4.5, l5.1(g) and 20.12

By:

Title:

KIMCO CAPITAL CORP.

Solely in respect of Paragraphs l5.l(g) and 20.12

By:

Title:

EXHIBIT 4.1(c)(i)
Merchandise Threshold Adjustment Schedule

THE PENN TRAFFIC COMPANY
Exhibit 4.1 (c)(i)
Merchandise Threshold
(In Thousands)

Cost	Adjustment	Adjustment
Value	%	$

35,000	57.75%	(2,887.50)

35,500	57.40%	(2,583.00)

36,000	57.05%	(2,282.00)

36,500	56.70%	(1,984.50)

37,000	56.35%	(1,690.50)

37,500	56.10%	(1,402.50)

38,000	55.75%	(1,115.00)

38,500	55.50%	(832.50)

39,000	55.25%	(552.50)

39,500	55.00%	(275.00)

40,000	0.00%	-

40,500	0.00%	-

41,000	0.00%	-

41,500	55.00%	275.00

42,000	55.00%	550.00

42,500	55.00%	825.00

43,000	55.00%	1,100.00

EXHIBIT 4.1(c)(ii)
Pharmacy Products Adjustment Schedule

THE PENN TRAFFIC COMPANY
Exhibit 4.1 (c)(ii)
Pharmacy Products Threshold
(In Thousands)

Cost	Adjustment	Adjustment
Value	%	$

3,000	90.00%	(720.00)

3,200	90.00%	(540.00)

3,400	90.00%	(360.00)

3,600	90.00%	(180.00)

3,800	0.00%	-

4,000	0.00%	-

4,200	0.00%	-

4,400	90.00%	180.00

4,600	90.00%	360.00

4,800	90.00%	540.00

5,000	90.00%	720.00

EXHIBIT 4.1(c)(i)
Patient Prescriptions Adjustment Schedule

THE PENN TRAFFIC COMPANY
Exhibit 4.1 (c)(iii)
Patient Prescription Threshold

LTM Rx	Adjustment	Adjustment
Count	per	$

725,000	$5.00	500,000.00

700,000	$5.00	375,000.00

675,000	$5.00	250,000.00

650,000	$5.00	125,000.00

625,000	$-	-

600,000	$-	-

575,000	$-	-

550,000	$5.00	(125,000.00)

525,000	$5.00	(250,000.00)

500,000	$5.00	(375,000.00)

475,000	$5.00	(500,000.00)

EXHIBIT 4.5
Letter of Credit

EXHIBIT 7.1(a)(ix)
Per Store Per Diem Occupancy Expense Schedule

EXHIBIT 7.1(l)
Per Distribution Center Per Diem Occupancy Expense Schedule

EXHIBIT 8.2
Marketing Period Occupancy Expense Schedule

EXHIBIT 8.3
Repairs Required to be Made Under Leases

EXHIBIT 13.3
Payroll Matters

EXHIBIT 14.1(d)
Promotions and Sales

EXHIBIT 14.1(f)
Cost Factor Threshold Adjustment Schedule

THE PENN TRAFFIC COMPANY
Exhibit 14.1 (f)
Cost Factor Threshold

Cost Factor	Adjustment $	Cumulative Adjustment $

62.50%	-	-

62.75%	92,500.00	(92,500)

63.00%	92,500.00	(185,000)

63.25%	92,500.00	(277,500)

63.50%	92,500.00	(370,000)

63.75%	92,500.00	(462,500)

64.00%	92,500.00	(555,000)

64.25%	92,500.00	(647,500)

64.50%	92,500.00	(740,000)

64.75%	92,500.00	(832,500)

65.00%	92,500.00	(925,000)

Adjustments greater than the above limit would be at the same increments as above.

EXHIBIT 14.1(g)
Store Goods

EXHIBIT 14.1(l)
Historic Sales

EXHIBIT 14.1(n)(i)
Lease Defaults

EXHIBIT 14.1(n)(ii)
Items Not In Working Order

EXHIBIT 14.1(r)
Unpaid Advertising Liabilities

EXHIBIT 14.1(t)(ii)
Condemnation Proceedings

EXHIBIT 14.1(t)(iii)
Lease Terms, Breach, Default

EXHIBIT 14.1(u)
Repair and Maintenance of Owned Properties

EXHIBIT 14.1(v)
Repair and Maintenance of Leased Properties

EXHIBIT 15.1
Order